Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ceridian Holding LLC:

We consent to the use of our report dated March 29, 2017, with respect to the consolidated balance sheets of Ceridian Holding LLC as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated by reference herein.

/s/ KPMG LLP

Minneapolis, Minnesota
November 21, 2017